UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2020

MoneyGram International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-31950	16-1690064
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2828 N. Harwood Street, 15th Floor Dallas, Texas	75201
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (214) 999-7552

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	MGI	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosure regarding Executive Officer salary reductions set forth in Item 7.01 below is incorporated by reference into this Item 5.02. Mr. Holmes, Chairman and CEO of the Company, has entered into an amendment to his Amended and Restated Employment Agreement with the Company to allow for his salary reduction and the other Executive Officers of the Company have signed letter agreements consenting to their salary reductions.

Item 7.01	Regulation FD Disclosure.

MoneyGram International, Inc., a Delaware corporation (the “Company”) is one of many global companies providing essential services during the current global health crisis related to the novel COVID-19 coronavirus (“COVID-19”) pandemic. With the use of technology, the Company has been able to maintain continuity of its operations and has transitioned its workforce to work from home. Notwithstanding, due to COVID-19 related mandatory closures and stay-at-home orders, many of the Company’s agents are closed and our consumers have had to curtail their financial activities. As a result, since the middle of March the Company has seen a negative impact on its transaction volume and revenue from its walk-in business.

To help protect its employees, shareholders, and consumers amid the COVID-19 pandemic, the Company has proactively implemented a comprehensive set of actions to help ensure continuity of its services and its financial stability during this period of uncertainty.

Expense Reduction Initiatives

Effective immediately, the Company is announcing that:

•	Salaries of all non-hourly employees, including all Executive Officers of the Company, are being reduced by 20%; and

•	Each non-employee director of the Company has volunteered to accept a 20% reduction in the cash retainers paid for Board service.

In addition, the Company has already temporarily suspended a majority of discretionary expenses not directly related to revenue-generating activity.

The salary and Board cash retainer reductions described above will be effective until the Board determines in its discretion that the effects of COVID-19 have subsided. The amounts relinquished by non-hourly employees, including Executive Officers, and the Board may be paid back to all or any of such individuals in the future, as determined by the Board in its discretion.

Liquidity Measures

As previously announced, the Company has also borrowed $23 million of the Company’s $35 million revolving credit facility as a proactive measure to increase the Company’s cash position and preserve financial flexibility in light of current uncertainty in the global markets resulting from the COVID-19 pandemic. Further details related to the borrowing are set forth in the Form 8-K filed by the Company on March 27, 2020.

First Quarter 2020 Outlook Update

While the Company’s performance had been in line with its first quarter outlook through the middle of March, due to the recent disruption and uncertainty caused by the COVID-19 pandemic, the Company is withdrawing its first quarter fiscal 2020 financial outlook provided on February 24, 2020 and is not providing an updated financial outlook at this time.

Forward-Looking Statements

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in MoneyGram’s SEC filings. MoneyGram’s SEC filings may be obtained by contacting MoneyGram, through MoneyGram’s web site at ir.moneygram.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (“EDGAR”) at http://www.sec.gov. MoneyGram undertakes no obligation to publicly update or revise any forward-looking statement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONEYGRAM INTERNATIONAL, INC.

By:	/s/ Robert L.Villaseñor
Name:	Robert L. Villaseñor
Title:	General Counsel and Corporate Secretary

Date: March 30, 2020